Exhibit 99.1

Empery Digital Announces $25 Million Registered Direct Offering

Accretive Capital Raise at a Premium to NAV Highlights Significant Shareholder Conviction in Empery Digital's Initiatives to Drive Shareholder Value

Company Committed to Reducing Outstanding Debt Levels and Optimizing Balance Sheet to Continue Decreasing Discount to NAV

Company Has Repurchased Approximately 22.4 Million Shares Under $200 Million Repurchase Program

AUSTIN, Texas – March 23, 2026 – Empery Digital Inc. (NASDAQ: EMPD) (the “Company” or “Empery Digital”) today announced that it has entered into a definitive agreement with a current institutional investor for the sale of 4,638,219 shares of common stock (or pre-funded warrants in lieu thereof) and 4,638,219 accompanying warrants to purchase shares of common stock, at a combined offering price of $5.39 per share (or pre-funded warrant) and accompanying warrant, in a registered direct offering (the “Offering”). This price represents 103% of NAV at the time of signing.

The warrants will have an exercise price of $6.27 per share, will be exercisable immediately, and will expire four years following the date of issuance. The closing of the offering is expected to occur on or about March 24, 2026, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering, in addition to cash on hand, to reduce outstanding debt by approximately $40 million through the full repayment of the $50 million outstanding Repo Facility and an incremental draw down of approximately $10 million on the currently outstanding $100 million credit facility with Two Prime.

“This accretive capital raise at a premium to our NAV represents an important vote of confidence from an existing shareholder in our long-term vision and approach to generating value for all shareholders,” said Ryan Lane, Co-CEO of Empery Digital. “We remain committed to leveraging capital markets and our existing balance sheet to maximize value for all shareholders through opportunistic capital raises at share prices that represent a premium to our NAV and repurchases at share prices that represent a discount to our NAV.”

The Company did not engage any placement agent in connection with the Offering and therefore will not pay any placement fees.

Share Repurchase Update

As of March 20, 2026, the Company has repurchased 22,352,084 shares of its common stock under its $200 million share repurchase program, at an average purchase price per share of $5.92, including all fees and commissions. Following these repurchases and the Offering, the current number of shares outstanding is 33,706,370, after giving effect to the potential exercise of 2,696,395 pre-funded warrants.

During the week ending March 20, 2026, the Company sold 63 BTC for an average price of $72,791 per BTC, generating approximately $4.6 million of gross proceeds. Proceeds were used to fund share repurchases. The Company currently holds 3,439 BTC in its treasury.

The securities described above are being offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-290374) declared effective by the Securities and Exchange Commission (“SEC”) on September 19, 2025. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A prospectus supplement and accompanying prospectus relating to the Offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov

See real-time NAV Metrics and other meaningful information on our dashboard here: https://www.emperydigital.com/treasury-dashboard

Follow us on X: @EMPD_BTC

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About Empery Digital Inc.

Built on Principles, Powered by Bitcoin

Empery Digital empowers progress by unlocking the transformative potential of digital asset management through blockchain. The Company employs a bitcoin treasury strategy focused on aggregating bitcoin and maximizing bitcoin per share while working to build a future where blockchain is the foundation of growth through transparency, efficiency, and accountability. As a company they apply themselves relentlessly by making disciplined decisions that drive long-term value for shareholders. For them, Bitcoin is not just another crypto format and blockchain isn’t just another tool, they’re fundamental drivers of progress.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “intend,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters, which may include without limitation statements relating to the sale of bitcoin and use of proceeds for repaying outstanding debt and share repurchases and whether it will increase NAV per share, whether we will be able to continue to generate proceeds from derivative trades and whether we will be able to continue reducing corporate expenses. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, changes in business, market, financial, political and regulatory conditions; risks relating to the Company’s operations and business, including the highly volatile nature of the price of bitcoin and other cryptocurrencies; the risk that the Company’s stock price may be highly correlated to the price of the digital assets that it holds; risks related to increased competition in the industries in which the Company does and will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; risks relating to the treatment of crypto assets for U.S. and foreign tax purpose, as well as those risks and uncertainties identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other information the Company has or may file with the U.S. Securities and Exchange Commission, including those identified under the heading “Risk Factors” in the Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2025, June 30, 2025 and September 30, 2025. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Empery Digital Contacts

For Sales sales@emperydigital.com

For Investors: investors@emperydigital.com

For Marketing: marketing@emperydigital.com

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